Treace Medical Secures Up to $175 Million in Debt Financing

New 5-Year Agreement Provides Continued Financial Strength & Flexibility

PONTE VEDRA, Florida, December 18, 2025 -- Treace Medical Concepts, Inc. (“Treace” or the “Company”) (NasdaqGS: TMCI), a medical technology company driving a fundamental shift in the surgical treatment of bunions and related midfoot deformities, today announced it has entered into a new five year $175 million senior secured loan arrangement with credit funds managed by SLR Capital Partners, consisting of $60 million in term loans funded at close, $65 million of additional term loan availability, and a $50 million revolving credit facility, each subject to certain conditions. Proceeds from the new term loan were used to prepay the Company’s $50 million term loan and $4 million drawn under its previously-existing revolving credit facility.

John T. Treace, CEO, Founder and Chairman of Treace, said, “This financing gives us a capital-efficient vehicle, helping our business stay well-capitalized as we work to expand our market and strengthen our competitive position. By securing this non-dilutive $175 million debt facility, we are further reinforcing our balance sheet and enhancing our financial flexibility to advance our commercial strategies and our goal of becoming the standard of care in bunion surgery.”

The Company’s new loan arrangement includes a maturity date of five years for both the term loan and revolving credit facility. The annual interest rate is equal to the applicable SOFR1 subject to a floor of 3%, plus (1) 5.05% under the term loan and (2) 4% under the revolving loan. The term loan provides for 48 months of interest-only payments, which can be extended by 12 additional months.

With the completion of this refinancing, the Company now has total liquidity, consisting of cash, cash equivalents, marketable securities, and unused availability under its new credit facility (subject to meeting certain conditions), of approximately $165 million.

Armentum Partners served as financial advisor to Treace on the transaction. Additional detail regarding the foregoing financing is set forth in the Company’s Current Report on Form 8-K, filed today with the SEC.

[1] The applicable SOFR means for (1) the term loan, the 1-month term secured overnight financing rate, reset monthly and (2) the revolving loan, the 3-month term secured overnight financing rate, reset daily.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, the Company’s expectations regarding the financial flexibility provided by the new loan facilities and its plans for using the financing to expand the market, strengthen its competitive position, and advance its commercial strategies. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of Treace’s public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 27, 2025, and its subsequent

Quarterly Reports on Form 10-Q. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Internet Posting of Information

Treace routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.treace.com. The Company encourages investors and potential investors to consult the Treace website regularly for important information about Treace.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion and related midfoot deformities. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot and affect approximately 67 million Americans, of which Treace estimates 1.1 million are annual surgical candidates. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction® System – a combination of instruments, implants, and surgical methods designed to surgically correct all three planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles. To further support the needs of surgeons and bunion patients, Treace offers its Adductoplasty® Midfoot Correction System, designed for reproducible surgical correction of midfoot deformities, two systems for minimally invasive osteotomy procedures, namely the Nanoplasty® 3D Minimally Invasive Bunion Correction System and the Percuplasty™ Percutaneous 3D Bunion Correction System, and the SpeedMTP® MTP Fusion System. Treace continues to expand its footprint in the marketplace by extending its SpeedPlate® rapid compression implant platform to new applications, as well as providing surgeons with advanced digital solutions with its IntelliGuide™ patient specific, pre-op planning and cut guide technology. For more information, please visit www.treace.com.

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Contacts:

Treace Medical Concepts

Mark L. Hair

Chief Financial Officer

mhair@treace.net

(904) 373-5940

Investors:

Gilmartin Group
Philip Trip Taylor

IR@treace.net